Exhibit 10.15

SEAWRIGHT HOLDINGS
INCORPORATED
600 Cameron Street Tel 703-340-1629	Alexandria, Virginia 22314 Fax 703-880-7331

November 9, 2010

Victor Breda
American Marketing and Capital, Inc.
200 Ledgewood Place
Suite 201
Rockland, MA 02370

Re:	Convertible Promissory Note dated May 5, 2010 for $440,000 (the “Note”)

Dear Mr. Breda:

I am writing to memorialize the agreement between American Marketing and Capital, Inc. (“AMC”), Seawright Holdings, Inc. (“Seawright”) and Joel Sens (“Sens”) regarding the conversion of the Note into shares of common stock of Seawright.  As of the date of this agreement, the Note has a principal balance of $440,000 and accrued interest of $26,400, for a total amount owed of $466,400.  The Note is convertible by its terms at $0.40 per share, which would result in the issuance of 1,166,000 shares upon conversion of the entire Note.  AMC herewith elects to convert the entire Note into shares of Seawright common stock at the conversion price set forth in the Note.  Simultaneously, Sens has agreed to reimburse Seawright for 791,000 of the shares issuable on conversion of the Note, which represents $316,400 of the amount converted.

Seawright agrees to provide at its expense any legal opinion that its transfer agent requires to remove the restrictive legend from the shares under Rule 144, provided that AMC provides any representation letter required by such attorney to confirm that AMC is eligible to sell such shares under Rule 144.  Seawright represents, and AMC understands and acknowledges, that AMC is currently eligible to sell 375,000 of the shares acquired hereunder under Rule 144, and will be eligible to sell the remaining 791,000 shares acquired hereunder under Rule 144 when the holding period requirement of Rule 144(b)(1) and (d) has been satisfied, which will be six months if Seawright files all delinquent reports required by Section 13 of the Securities Exchange Act of 1934 and one year if it does not.

AMC hereby represents and warrants to Seawright and Sens as follows:

(a)
AMC has had a reasonable opportunity to ask questions of and receive answers from Seawright’s officers and directors concerning Seawright, and to obtain any additional information, documents or instruments available without unreasonable effort or expense necessary to verify the accuracy of the information received by AMC or to answer any questions which AMC may have.   Prior to deciding to convert the Note into Seawright common stock, AMC was provided, and reviewed, the unaudited financial statements of Seawright, and was familiar with its assets, liabilities, revenues, income or loss, and business prospects.  All such questions have been answered to the full satisfaction of AMC.

(b)
AMC alone or together with persons retained by AMC with respect to this investment has such knowledge and experience in financial and business matters and investments that AMC is fully capable of evaluating the merits and risks of this investment.  AMC has carefully considered and has, to the extent he, she or it believes such discussion necessary, discussed with his, her or its professional, legal, tax and financial advisors, the suitability of an investment in the Interest for his, her or its particular tax and financial situation and that AMC and his, her or its advisors, if such advisor were deemed necessary, have determined that the shares are a suitable investment for AMC.

(c)
AMC acknowledges that only a limited public market exists for Seawright common stock and, accordingly, AMC may not be able to readily liquidate the shares of common stock that is receiving hereunder.  AMC acknowledges that no party can predict the future market price of Seawright common stock, or the price at which AMC will be able to sell the Seawright common stock that it acquires hereunder, and that AMC may receive more or less from the sale of the Seawright common stock than the amount owed on the Note.

(d)
AMC (i) has adequate means of providing for AMC’s needs and possible contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear to the economic risks of an investment in the shares, and (iv) can afford a complete loss of such investment.  AMC recognizes that investment in the shares involves numerous risks.

(e)
AMC is acquiring the shares solely for AMC’s own account for investment purposes only and not for the account of any other person or for the distribution, assignment or resale to others, except to the extent permitted by SEC Rule 144.  No other person or entity has a beneficial interest in the shares being acquired by AMC under this agreement.

(f)
AMC acknowledges that the shares to be acquired by AMC will be issued and sold without registration and in reliance upon certain exemptions under the 1933 Act, and reliance upon certain exemptions from registration requirements under applicable state securities laws.  AMC will make no transfer or assignment of any such shares except in compliance with the 1933 Act, and any applicable state securities laws.

(g)
AMC has full legal power and authority to execute, deliver and perform this agreement and such execution, delivery and performance will not violate any agreement, contract, law, rule, decree or other legal restriction to which AMC is subject or bound.

 Please indicate your agreement to the terms of this agreement by signing this letter and returning it to me, and your shares will be issued promptly thereafter.

Very truly yours,

SEAWRIGHT HOLDINGS, INC.

/s/ Joel P. Sens
___________________________________
By Joel Sens, Chief Executive Officer

/s/ Joel P. Sens
__________________________________
Joel Sens, Individually

Accepted and agreed to:

AMERICAN MARKETING AND CAPITAL, INC.

/s/ Victor Breda
___________________________________
By: Victor Breda, President